Exhibit 99.1

Duke Energy Carolinas, LLC

Updates Regarding the North Carolina Rate Case (Docket E-2 Sub 1276)

Background:

•	On January 19, 2023, Duke Energy Carolinas, LLC (“DEC” or “the Company”) filed a rate case with the North Carolina Utilities Commission (“NCUC”) to request an increase in base rate retail revenues. DEP’s rate request before the NCUC includes a Performance Based Regulation (“PBR”) Application which includes a Multi-Year Rate Plan (“MYRP”) that proposes rates for the 3 year MYRP period (January 1, 2024 to December 31, 2026).

o	The initial rate case filing requested an approximate overall 15.7% increase in retail revenues over the three-year period, or approximately $823 million.

o	The rate case filing requested an overall rate of return of 7.53% based on approval of a 10.4% return on equity (“ROE”) and a 53% equity component of the capital structure.[1]

o	The historic base case in the initial filing is based on a North Carolina retail rate base of $19.1 billion as of December 31, 2021, adjusted for known and measurable changes projected through July 31, 2023.

o	The initial filing included impacts of approximately $4.7 billion (NC retail allocation) of capital projects that are projected to go in service over the 3-year MYRP period.

•	On August 22, 2023, DEC and the Public Staff - North Carolina Utilities Commission (“Public Staff”) filed an Agreement and Stipulation of Partial Settlement (the “Stipulation”) with the NCUC resolving certain issues in the base rate and MYRP proceeding.

Major components of the Stipulation:

•	Rate base: Agreement on prudence of plant-related investments as of June 30, 2023 (with minor exceptions), subject to Public Staff audit of the final two supplemental updates. Taking into consideration the Stipulation and supplemental updates since the initial filing, the agreed-upon NC retail rate base for the historic base case is approximately $19.5 billion.

•	MYRP Capital: Agreement on capital projects and related costs to be included in the 3-year MYRP, including approximately $4.6 billion (NC retail allocation) projected to go in service over the MYRP period. This amount reflects reduced contingency for MYRP project cost estimates and certain other adjustments agreed to in the Stipulation.

•	Depreciation rates: Acceptance of depreciation rates proposed by DEC, including coal plant retirement dates, as adjusted for revised retirement dates for Cliffside Unit 5 to align with the Company’s Carolinas Resource Plan filed with the NCUC on August 17, 2023, and other Public Staff adjustments.

1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

o	75% of impact of updated subcritical coal plant retirement dates to be deferred to a regulatory asset (as compared to 50% originally proposed by DEC) and agreement on deferral treatment for any remaining net book value upon retirement not eligible for securitization.

•	Grid Improvement Plan (“GIP”): Support for full recovery of GIP deferred costs over 18 years (rather than 3 years proposed by the Company) with a debt return during the deferral period and a full weighted-average cost of capital (“WACC”) return during the amortization period.

•	Duke Energy Plaza: Support for recovery of the cost of the Duke Energy Plaza (new headquarters building in downtown Charlotte, NC) with an agreed upon reduction of $50 million of system-level capital costs (rate case request will be reduced by NC retail allocation).

•	Other Adjustments: Agreement on various other adjustments impacting the revenue requirement, including employee incentives, executive compensation, and coal fleet O&M spend.

Key issues on which the parties have not reached a compromise include the following – these issues will be litigated at hearing:

•	Return on equity and capital structure.

•	Recovery of deferred costs resulting from the COVID-19 pandemic, including the appropriate amortization period.

•	Storm balancing account proposed by DEC to reduce volatility of future major storm costs.

•	Appropriate treatment for DEC’s proposal to net over amortizations (regulatory liabilities) against similar regulatory assets.

Additional Information:

•	The Stipulation is subject to the review and approval of the NCUC.

•	An evidentiary hearing to review the Stipulation and remaining issues in the case is scheduled to commence August 28, 2023.

•	DEC will implement temporary rates subject to refund for the historic base case in September 2023.

•	Subject to NCUC approval, DEC has requested permanent total Year 1 rates to be in effect no later than January 1, 2024.

•	The Stipulation will result in a one-time pre-tax accounting charge of approximately $30 - 40 million, to be recognized in 3rd quarter 2023.

Reconciliation of Company Request to Reflect Stipulation

($ in millions)	Historic Base Case	Year 1 - MYRP	Total Year 1
Original requested revenue requirement increase	$361	$140	$501
Post-filing, pre-Stipulation adjustments	95	23	117
Revised company requested revenue requirement increase	$456	$163	$618
Agreed upon adjustments:
Reduction in depreciation expense	(40)		(40)
Extended amortization period for GIP deferral	(31)		(31)
Reduced contingency in MYRP projects		(5)	(5)
Other revenue reductions	(23)	(20)	(43)
Total agreed upon adjustments	(94)	(25)	(119)
Company requested revenue requirement increase considering agreed upon items	$362	$138	$500
Net annualized customer rate increase	6.9%	2.6%	9.5%

($ in millions)	Year 2 - MYRP	Year 3 - MYRP	Combined Total
Original requested revenue requirement increase	$172	$150	$823
Post-filing, pre-Stipulation adjustments	8	33	158
Revised company requested revenue requirement increase	$180	$183	$981
Agreed upon adjustments:
Reduction in depreciation expense			(40)
Extended amortization period for GIP deferral			(31)
Reduced contingency in MYRP projects	(9)	(9)	(24)
Other revenue reductions	(8)	(13)	(63)
Total agreed upon adjustments	(17)	(22)	(158)
Company requested revenue requirement increase considering agreed upon items	$163	$161	$824
Net annualized customer rate increase	3.1%	3.1%	15.7%

•	Totals may not add due to rounding.

•	Historic Base Case includes DEC requested change of $10M to EDIT decrement rider.

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